EXHIBIT 99.1

Crown Media Holdings Announces Revenue Increase of 39%

for Fourth Quarter of 2005

STUDIO CITY, CA. – March 29, 2006 - Crown Media Holdings, Inc. (NASDAQ: CRWN) today reported its operating results for the quarter and year ended December 31, 2005.

Operating Highlights for the Quarter

•                  Solid revenue growth. Crown Media’s net revenue in the fourth quarter of 2005 increased 39% to $60.5 million, from $43.6 million in the prior year’s fourth quarter. This significant improvement was due to growth in advertising revenues of 28% to $40.6 million, an increase in subscriber fee revenues of 108% to $5.4 million. For the full year, Crown Media’s total net revenue increased 43% to $197.4 million from $138.2 million in the prior year, advertising revenues increased 37% to $146.1 million from $106.3 million in 2004 and $10.8 million in other income from the sublicensing of Little House on the Prairie. Subscriber fees of $18.7 million in 2005 were nearly doubled as compared to 2004.

•                  Continued subscriber increase. Hallmark Channel subscribers increased 9% to 70.7 million as of December 31, 2005, from 64.6 million subscribers as of December 31, 2004. Since the beginning of 2005, Hallmark Channel has added more than 6.0 million new subscribers, maintaining its steady growth even at its higher penetration levels. The company is continuing to increase viewer awareness and rollout its Hallmark Movie Channel. Subsequent to year end the Hallmark Channel has added an additional 1.8 million homes to bring it to a total of 72.5 million subscribers across the nation.

•                  Record ratings. Hallmark Channel ended the quarter and the year with record ratings. For the fourth quarter, the channel delivered its highest quarter, month, week, weekend, day and telecast and ranked among the top ten cable networks in household rating for both total day and prime time. This success completes a year in which the channel achieved its highest-ever-rated first, second and third quarters as well as each month’s best-ever performance throughout 2005.

•                  Popular holiday programming. As the destination for the holidays, Hallmark Channel repeated its past success with an appealing line-up of themed holiday programming and a “watch and win” sweepstakes with the 4,000 Gold Crown stores. One of this year’s premieres, Meet the Santas,earned a 3.6 household rating, making it the channel’s highest rated telecast to date and the highest rated ad-supported cable movie in the week it aired. The channel attracted an additional 18 million viewers in the month of December, significantly expanding its audience base at the start of 2006.

 “The results of the past year demonstrate the tremendous appeal of our programming with outstanding ratings success driving our growth in advertising revenues and subscriber fees,” stated David Evans, President and CEO of Crown Media. “In each quarter we delivered record ratings and double digit growth in total revenues as compared to 2004. For the fourth consecutive year, Hallmark Channel is one of the fastest growing cable networks. While we are committed to the success of our business operations, we are also engaged in a process of pursuing strategic alternatives. With the oversight of our Special Committee to the Board, we are continuing to explore potential transactions with interested parties and will provide further details on these at the appropriate time.”

“As we look ahead in 2006, our success continues with our highest rated Original Mystery Movie featuring Dick Van Dyke and other original programming contributing to a record breaking first quarter. Once again we were rated among the top ten highest rated ad-supported cable networks for both total day and prime time. We are confident in our ability to deliver another year of ratings highs, solid revenue growth and continued expansion in subscribers.”

Financial Results

Historical financial information is provided in tables at the end of this release. In connection with the sale of the international business which was completed on April 26th, 2005, the operating results of the international business have been classified as discontinued operations in the accompanying statements of operations and for all cash flow information contained herein for the quarter and year ended December 31, 2004 and 2005.

Operating Results

Crown Media reported revenue of $60.5 million for the fourth quarter of 2005, a 39% increase from $43.6 million for the fourth quarter of 2004. Subscriber fee revenue increased 108% to $5.4 million, from $2.6 million in the prior year’s quarter, primarily as a result of the increase in distribution and the ending of waived subscriber fee periods for certain of our domestic distributors. Advertising revenue increased 28% to $40.6 million during the quarter, from $31.6 million in the fourth quarter of 2004, reflecting the growth in subscribers, an increase in ratings and higher advertising rates and volume. Licensing fees for our film library increased to $14.3 million during the quarter, from $9.4 million in the prior year’s quarter. Generally, a significant part of our annual library sales occurs in the fourth quarter.

Crown Media reported revenue of $197.4 million for the year ended December 31, 2005, a 43% increase from $138.2 million for the prior year. Subscriber fee revenue increased 90% to $18.7 million, from $9.9 million in the prior year’s period. Advertising revenue increased 37% to $146.1 million from $106.3 million in the prior year. Licensing fees for our film library were essentially flat at $21.7 million compared to $22.0 million in the prior year. Sublicense fees and other revenue was $10.8 million due primarily to the sub-licensing of Little House on the Prairie to a third party.

For the fourth quarter of 2005, cost of services increased 29% to $76.9 million from $59.8 million during the same quarter of 2004. Within cost of services, programming expenses increased 20% quarter over quarter to $34.9 million, because of the continued licensing of higher quality programming for our domestic channels (including the introduction of the Mystery Movies in the first quarter of 2005) and the related amortization.

For the fourth quarter of 2005, the impairment of film assets was $2.6 million and $2.7 million for the fourth quarter of 2004. For the quarter ended December 31, 2005, amortization of film assets increased to $18.4 million from $16.4 million during the same quarter of 2004 primarily due to an increase in the internal use of the library assets by the Hallmark Movie Channel.

Subscriber acquisition fee expense was $9.0 million in the fourth quarter of 2005 versus $7.7 million in the same period of 2004. Our domestic subscribers increased from 64.6 million at December 31, 2004, to 70.7 million at December 31, 2005, and the Company incurred additional subscriber acquisition fees related to this increase. The Company amortizes these costs over the remaining life of the distribution agreement, which has resulted in an 18% increase in our subscriber acquisition fee amortization expense for the period ended December 31, 2005, as compared to the prior year period. Other cost of services increased 204% from $3.9 million to $11.9 million for the fourth quarter of 2005, primarily due to a $7.0 million increase in bad debt expense.

Selling, general and administrative expenses decreased to $12.6 million for the quarter ended December 31, 2005, from $16.0 million in the year earlier period primarily due to a decrease in consulting expenses associated with Sarbanes-Oxley and a decrease in compensation expense associated with the restricted stock units at the end of 2005 as compared to the end of 2004. Marketing expenses of $5.1 million for the quarter ended December 31, 2005 were flat to the prior year period of $5.2 million.

For the year ended December 31, 2005, cost of services increased 44% to $255.3 million from $177.8 million during the prior year. Within cost of services, programming expenses increased 34% period over period to $120.6 million. For 2005, an impairment of film assets of $25.5 million was recorded as compared to $22.0 million in the prior year. The impairment is the result of our film by film review of the film library based upon current projections for sales and internal use. For the year ended December 31, 2005, amortization of film assets increased to $51.6 million from $28.9 million during the same period of 2004, primarily due to increased usage of the film library on the Hallmark Movie Channel and a recalculation of amortization related to the impairment of our film assets. Subscriber acquisition fee expense was $35.9 million for the year ended December 31, 2005, versus $26.0 million in 2004. Other cost of services increased 96% from $11.0 million to $21.6 million for the year ended December 31, 2005, due to an $8.8 million increase in bad debt expense and $1.1 million increase in amortization expense related to a capital lease placed into service during the fourth quarter of 2004. Selling, general and administrative expenses increased to $55.2 million for the year ended December 31, 2005, from $52.2 million in the year earlier. Marketing expenses increased to $24.2 million for the year ended December 31, 2005, from $16.5 million in the year earlier primarily due to the 2005 Mystery Movie marketing campaign for Hallmark Channel.

Adjusted EBITDA loss of $1.5 million for the fourth quarter of 2005 compared to an Adjusted EBITDA of $950,000 for the same period last year. Cash used in continuing operating activities totaled $23.1 million for the fourth quarter of 2005 compared to cash provided by continuing operating activities of $6.4 million for the same period last year. The net loss for the quarter ended December 31, 2005, totaled $59.8 million, or $0.57 per share, compared to $129.0 million, or $1.23 per share, in the fourth quarter of 2004.

Adjusted EBITDA loss of $1.9 million for the year ended December 31, 2005 compared to an Adjusted EBITDA loss of $56,000 for the same period last year. Cash used in continuing operating activities totaled $121.9 million for the year ended December 31, 2005, compared to $15.2 million for the same period last year. The net loss for the year period ended December 31, 2005, totaled $232.8 million, or $2.22 per share, compared to $316.8 million, or $3.03 per share, in the prior year’s period.

Conference Call and Webcast to be Held Wednesday, March 29th at 3:00 p.m. ET

Crown Media Holdings’ management will conduct a conference call this afternoon at 3:00 p.m. Eastern Time to discuss the results of the fourth quarter and full year of 2005. Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (800) 688-0796 (Domestic) or (617) 614-4070 (International) and requesting the “Crown Media Fourth Quarter Earnings” call. For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time. The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 5:00 p.m. Eastern Time, March 29, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 13706145.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes the Hallmark Channel in the U.S. to over 72 million subscribers. The program service is distributed through 5,200 cable systems and communities as well as direct-to-home satellite services across the country.  In 2005, Crown launched its second 24-hour linear channel, Hallmark Movie Channel. Through its subsidiary, Crown Media Distribution, LLC, Crown also distributes titles in the U.S. from its award-winning collection of movies, mini-series and films for exhibition in a variety of television media including broadcast, cable, video-on-demand and high definition television. Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; Crown Media’s ability to address its liquidity needs; Crown Media’s incurrence of losses; and Crown Media’s substantial indebtedness affecting its financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2005. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA . We have revised our calculation of Adjusted EBITDA since our report on 2005 second quarter results so that it follows the definition of EBITDA in our bank credit agreement as amended in March 2005. The revised calculation adds back to net loss impairment of film assets, other non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, amortization of film assets, impairment charges, other non-cash expenses and all cash and non-cash items related to the sale of our international business in April 2005. For this purpose, restricted stock unit compensation and retention program are treated as non-cash items, although they may result in cash payments during subsequent periods. Our credit facility contains a covenant that uses this adjusted EBITDA measure. Our bank credit facility is material because it is a significant part of our liquidity and liabilities, and compliance with the covenants is an important part of the requirements of our credit facility. This covenant requires the Adjusted EBITDA for each consecutive rolling four quarter period be not less than a $5.0 million loss. See “Selected Fourth Quarter Unaudited Financial Information” below for a reconciliation to GAAP net income. Consequently, management views Adjusted EBITDA as a critical measure of our operating performance to meet our debt covenants and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company’s cost structure relates to the amortization of film assets and subscriber acquisition costs, which are significant non-cash charges. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation, amortization, loss from discontinued operations and impairment of film assets. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation is based upon the definition in a bank credit agreement.

For additional information, please contact:

Mindy Tucker

IR Focus

914.725.8128

mindy@irfocusllc.com

Crown Media Holdings, Inc.

Selected Unaudited Fourth Quarter and Annual Financial Information

($ in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Subscriber fees	$5,389	$2,588	$18,746	$9,874
Advertising	39,537	30,775	143,780	104,481
Advertising by Hallmark Cards	1,025	796	2,335	1,846
Film asset license fees	14,339	9,446	21,693	22,035
Other revenue	163	—	10,830	—
Total revenue	60,453	43,605	197,384	138,236
Cost of services:
Affiliate programming	15,361	11,884	46,028	35,066
Non-affiliate programming	19,585	17,282	74,549	54,812
Amortization of film assets	18,444	16,363	51,619	28,905
Impairment of film assets	2,603	2,682	25,542	22,003
Subscriber acquisition fee amortization	9,037	7,664	35,928	26,020
Other cost of services	11,868	3,909	21,606	11,035
Total cost of services	76,898	59,784	255,272	177,841
Selling, general & administrative expenses	12,554	16,006	55,162	52,209
Marketing expense	5,078	5,229	24,160	16,477
Depreciation and amortization	946	1,464	4,471	6,306
Loss from continuing operations before interest expense	(35,023)	(38,878)	(141,681)	(114,597)
Interest expense	(20,170)	(16,428)	(73,856)	(60,179)
Income tax provision	10	—	—	—
Loss from continuing operations	(55,183)	(55,306)	(215,537)	(174,776)
Loss from discontinued operations	(17)	(73,675)	(10,683)	(142,030)
Loss from sale of discontinued operations	(4,574)	—	(6,538)	—
Net loss	$(59,774)	$(128,981)	$(232,758)	$(316,806)
Net loss per share	$(0.57)	$(1.23)	$(2.22)	$(3.03)
Weighted average shares outstanding	104,737	104,533	104,619	104,533

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of December 31,
	2005	2004

ASSETS

Cash and cash equivalents	$15,926	$12,102
Accounts receivable, less allowance for doubtful accounts of $1,565 and $6,695, respectively	65,935	75,459
Program license fees - affiliates	35,528	40,048
Program license fees - non-affiliates	73,670	78,823
Subtitling and dubbing	—	1,143
Receivable from affiliate	1,815	16,644
Receivable from buyer of international business	422	—
Prepaid and other assets	6,051	6,237
Prepaid program license fee assets	30,377	7,650
Total current assets	229,724	238,106
Accounts receivable	9,101	6,798
Program license fees - affiliates	79,875	59,987
Program license fees - non-affiliates	148,022	135,372
Subtitling and dubbing	—	1,583
Film assets, net	380,322	599,013
Subscriber acquisition fees, net	80,594	120,013
Property and equipment, net	18,560	32,829
Goodwill	314,033	314,033
Prepaid and other assets	13,595	5,034
Total assets	$1,273,826	$1,512,768

	As of December 31,
	2005	2004

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Accounts payable and accrued liabilities	$29,876	$40,228
Accrued restricted stock units	9,299	13,649
Subscriber acquisition fees payable	12,238	35,223
License fees payable to affiliates	25,433	—
License fees payable to non-affiliates	27,757	79,815
Payables to affiliates	12,826	13,512
Payable to buyer of international business	10,050	—
Interest payable	169	479
Capital lease obligations	612	2,276
Deferred revenue	1,149	612
Deferred credit from transition services agreement	1,323	—
Total current liabilities	130,732	185,794
Accrued liabilities	24,427	21,617
Subscriber acquisition fees payable	—	678
License fees payable to affiliates	586	151,980
License fees payable to non-affiliates	186,268	111,761
Line of credit and interest payable to HC Crown	86,309	81,067
Payable to Hallmark Entertainment affiliates	70,000	100,000
Payable to buyer of international business	8,395	—
Senior unsecured note to HC Crown, including accrued interest	509,386	460,930

Credit facility	210,000	310,000
Note and interest payable to Hallmark Entertainment Distribution	135,187	—
Capital lease obligations	16,170	22,817
Company obligated mandatorily redeemable preferred interest	14,537	11,488
Deferred credit from transition services agreement	5,018	—
Total liabilities	1,397,015	1,458,132
Commitments and contingencies
STOCKHOLDERS’ EQUITY (DEFICIT)
Class A common stock, $.01 par value; 200,000,000 shares authorized; 74,117,654 and 73,863,037 shares issued and outstanding as of December 31, 2005 and 2004	741	739
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of December 31, 2005 and 2004	307	307
Paid-in capital	1,423,815	1,365,450
Accumulated other comprehensive income	—	3,434
Accumulated deficit	(1,548,052)	(1,315,294)
Total stockholders’ equity (deficit)	(123,189)	54,636
Total liabilities and stockholders’ equity (deficit)	$1,273,826	$1,512,768

Crown Media Holdings, Inc.

Selected Unaudited Fourth Quarter and Annual Financial Information

($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Net loss	$(59,774)	$(128,981)	$(232,758)	$(316,806)
Loss from discontinued operations	17	73,675	10,683	142,030
Loss on sale of discontinued operations	4,574	—	6,538	—
Amortization of film assets	18,444	16,363	51,619	28,905
Impairment of film assets	2,603	2,682	25,542	22,003
Subscriber acquisition fee amortization expense	11,038	10,634	47,982	37,958
Depreciation and amortization	1,236	1,560	5,629	6,402
Interest expense	20,170	16,428	73,856	60,179
Restricted stock unit compensation	189	3,163	8,454	11,483
Retention program	—	5,426	—	7,790
Amortization of certain program license fees	—	—	514	—
Income tax provision	(10)	—	—	—
Adjusted earnings before interest, taxes, depreciation amortization and discontinued operations	$(1,513)	$950	$(1,941)	$(56)

Programming and other amortization	34,719	30,772	120,335	92,743

Provision for allowance for doubtful account	7,970	1,002	8,972	171
Changes in operating assets and liabilities:

Additions to program license fees	(75,626)	(101,699)	(189,607)	(160,593)

Additions to subscriber acquisition fees	(1,367)	(21,970)	(8,554)	(45,070)

Change in subscriber acquisition fees payable	211	16,997	(23,662)	25,908

Interest paid	(3,643)	(4,168)	(15,311)	(14,621)
Changes in other operating assets and liabilities, net of adjustments above	16,105	84,530	(12,158)	86,320
Net cash provided by (used in) continuing operating activities	$(23,144)	$6,414	$(121,926)	$(15,198)

Crown Media Holdings, Inc.

Selected Unaudited Fourth Quarter and Annual Financial Information

($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Net cash provide by (used in) continuing operating activities	$(23,144)	$6,414	$(121,926)	$(15,198)

Net cash provided by (used in) investing activities	(609)	(288)	213,142	(878)

Net cash provided by (used in) financing activities	30,314	17,100	(72,329)	66,565

Net cash used in discontinued operations	—	(18,693)	(15,063)	(42,693)

Net (decrease) increase in cash and cash equivalents	6,561	4,533	3,824	7,796

Cash equivalents, beginning of period	9,365	7,569	12,102	4,306
Cash equivalents, end of period	$15,926	$12,102	$15,926	$12,102

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